UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 26, 2007

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Motion to Dismiss Granted

As previously disclosed by Inspire Pharmaceuticals, Inc. (“Inspire”), a Consolidated Class Action Complaint, or CAC, was filed on March 27, 2006 that asserted claims against Inspire and certain of its present or former senior officers or directors as described in Inspire’s various reports under the Securities Exchange Act of 1934, as amended. On June 30, 2006, Inspire and other defendants moved that the court dismiss the CAC on the grounds that it failed to state a claim upon which relief could be granted and did not satisfy the pleading requirements under applicable law.

On July 26, 2007, the United States District Court for the Middle District of North Carolina granted Inspire’s and the other defendants’ motion and dismissed the CAC with prejudice.

The plaintiffs currently have a right of appeal to the United States Court of Appeals for the Fourth Circuit, which the plaintiffs may choose to exercise within the period established by rule. If appealed, Inspire intends to defend the litigation vigorously. As with any legal proceeding, Inspire cannot predict with certainty the eventual outcome of these lawsuits, nor can a reasonable estimate of the amounts of loss, if any, be made.

Caution Regarding Forward-Looking Statements

This Form 8-K contains certain forward-looking statements by Inspire that involve risks and uncertainties and reflect Inspire’s judgment as of the date of this filing. These statements include those related to filing of future appeals, merits of the lawsuits and defenses to the allegations contained in the lawsuits and the uncertainties of litigation. Actual events or results may differ from Inspire’s expectations. There can be no assurance that Inspire will successfully defend any lawsuit, including any purported securities class action litigation. Additional information concerning these and other risk factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2007

Inspire Pharmaceuticals, Inc.

By:	/s/ Joseph Spagnardi
Name:	Joseph Spagnardi
Title:	Senior Vice President, General Counsel and Secretary